Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of The Bank of N.T. Butterfield & Son Limited of our report dated February 23, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Bank of N.T. Butterfield & Son Limited’s Annual Report on Form 20‑F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
February 25, 2021